Exhibit 99.1

News Release

For Immediate Release

National Health Plan Expands Catasys’ OnTrak-CI Program Across Their

National Medicare Advantage Business

Company’s enrollment momentum continued through June

Santa Monica, CA – June 30, 2020 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI-powered and telehealth-enabled, virtualized outpatient healthcare treatment company, today announced a three-year contract with a leading national health plan for the accelerated expansion of its OnTrak-CI solution. This nationwide, simultaneously-launched expansion ensures that eligible Medicare Advantage members of the health plan will have access to critical behavioral healthcare in an additional 13 states.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “The proven ROI and positive clinical outcomes of our OnTrak™ program in two pilot markets prompted this health plan partner to change their plans from a state-by-state rollout to a simultaneous launch for their Medicare Advantage members. With nationwide anxiety remaining at heightened levels, particularly among the Medicare population, we look forward to providing critical behavioral healthcare to these members, especially since many of them have been avoiding or delaying care for chronic conditions, due to fears of being exposed to the COVID-19 virus.”

Mr. Peizer continued, “This is our second national plan to roll out our program across their national book of business, and while this agreement was already incorporated into our financial outlook for 2020, it does provide us greater visibility and confidence in our ability to achieve our previously stated financial outlook for the year. We look forward to the honor of serving even more members in the OnTrak-CI program and to leverage our strong results with this health plan into their other books of business.”

The Catasys business model scales rapidly to deliver integrated healthcare solutions to the company’s rapidly growing member population. The net enrollment momentum that Catasys saw in April continued through May and through June, and the company is pleased to see health plan partners embracing its whole health approach to behavioral healthcare by awarding Catasys their business. As of today, the company has surpassed 12,000 total enrolled members, up approximately 40% sequentially from 8,600 at the end of Q1, and management expects this national expansion will help further accelerate enrollment in the back half of 2020. Catasys OnTrak™ programs for substance use disorder, depression and anxiety are well aligned to the new environment for delivering quality healthcare, because they are entirely telephonic and staffed by a nationwide virtual network of employee Member Engagement Specialists, Care Coaches and Community Care Coordinators combined with a credentialed, virtualized telehealth network of behavioral health and medical providers.

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June 30, 2020

About Catasys, Inc.

Catasys, Inc. is a leading AI and telehealth enabled, virtualized outpatient healthcare treatment company, whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRE™ (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys’ integrated, technology-enabled OnTrak™ solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak™ integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak™ is available to members of leading national and regional health plans in 30 states and in Washington, D.C.

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com